UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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Preliminary Information Statement

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Definitive Information Statement

ETERNAL IMAGE, INC.

(Name of Registrant as Specified In Its Charter)

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ETERNAL IMAGE, INC.

28800 Orchard Lake Road, Suite 130

Farmington Hills, MI 48334

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being furnished on or about January ____, 2009 to the holders of record as of the close of business on January 14, 2009 (the “Record Date”) of the common stock of Eternal Image, Inc. (“Eternal Image” or the “Company”).

The Board of Eternal Image has approved, and a total of six common stockholders (the four directors, one officer, and a principal shareholder of Eternal Image who is the largest common stockholder) holding an aggregate of 215,361,631 shares of common stock issued and outstanding as of the Record Date and a total of one preferred stockholder (who is the Chairman of the Board of Directors) holding an aggregate of 50,000,000  shares of Preferred Stock issued and outstanding as of the Record Date, representing that number of votes equal to 50,000,000 shares of common stock, have consented in writing to the action described below. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding common stock and are sufficient under the Delaware General Corporation Law and Eternal Image’s Articles of Incorporation, as amended, and Bylaws to approve the action. Accordingly, the action will not be submitted to the other stockholders of Eternal Image for a vote, and this Information Statement is being furnished to stockholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.

ACTION BY BOARD OF DIRECTORS

AND

CONSENTING STOCKHOLDERS

GENERAL

Eternal Image will pay all costs associated with furnishing  this Information Statement to shareholders, including the costs of printing and mailing. Eternal Image will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Eternal Image’s common stock and preferred stock.

Eternal Image will only furnish one Information Statement to multiple security holders sharing an address unless Eternal Image has received contrary instructions from one or more of the security holders. Upon written or oral request, Eternal Image will promptly furnish a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: Eternal Image, Inc., 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to Eternal Image’s Bylaws and the Delaware General Corporation Law, a vote by the holders of at least a majority of Eternal Image’s outstanding capital stock is required to effect the action described herein. Eternal Image’s Articles of Incorporation, as amended, does not authorize cumulative voting. As of the Record Date, Eternal Image had 476,114,477 voting shares of common stock issued and outstanding, and 50,000,000 shares of Preferred Stock, representing that number of votes equal to 50,000,000 shares of common stock, issued and outstanding. Accordingly, as of the Record Date, the total number of voting common and voting preferred shares outstanding was 526,114,477. The voting power representing not less than 263,057,239 shares of voting common and preferred stock are required to pass any stockholder resolutions. The six consenting stockholders, consisting of the four Board members of Eternal Image, an officer, and a principal shareholder (who is the largest common stockholder), are collectively the record and beneficial owners of 265,361,631 shares of common stock and preferred stock, which represents approximately 50.44% of the total issued and outstanding shares of Eternal Image’s common stock and preferred. Pursuant to Delaware General Corporation Law, the six consenting stockholders voted in favor of the actions described herein in a written consent, dated January 14, 2009. No consideration was paid for the consent. Each consenting stockholder’s name, affiliation with Eternal Image and his beneficial holdings as of January 14, 2009 is as follows:

Record Holder	Relationship to Company	Class of Stock	Number of Shares (Votes)	Percent of All Voting (Consenting) Shares
Clint Mytych	Officer/Director	Common	50,336,000	9.57%
		Preferred	50,000,000	9.50%

Donna Shatter	Officer/Director	Common	52,250,000	9.93%

Wallace N. Popravsky	Officer/Director	Common	31,500,005	5.99%

James Parliament	Officer/Director	Common	13,047,500	2.48%

David De Avila	Officer (1)	Common	3,000,000	0.57%

North Atlantic	Principal
Resources Ltd.	Shareholder	Common	65,228,126	12.40%
Total			265,361,631 (votes)	50.44% (2)

(1)   Mr. De Avila is a non-executive officer.

(2)   Based upon the number of voting shares (common and preferred stock) outstanding on January 14, 2009, the Record Date.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None.

PROPOSALS BY SECURITY HOLDERS

None.

DISSENTERS RIGHTS OF APPRAISAL

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 14, 2009, certain information regarding beneficial ownership of our common stock (including our preferred stock which is convertible into common stock  at the rate of  one share of preferred into one share of common, and has voting privileges of one vote per share of preferred stock) by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, and (iii) all directors and executive officers as a group. As of January 14, 2009, there were 476,114,477 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of January 14, 2009, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each shareholder listed in the following table is c/o Eternal Image, Inc., 28800 Orchard Lake Road, Suite 130, Farmington Hills, Michigan 48334. This table is based upon information supplied by directors, officers and principal shareholders. This table gives effect to our 2006 forward stock splits as well as our January 15, 2008, 1 to 20 reverse stock split.

Nature of Beneficial Owner	Class of Stock	Amount and Nature of Beneficial Ownership	Percent of Class

Officers, Directors

Clint Mytych	Common	55,336,000(3)	11.50%(1)(6)
	Preferred	50,000,000	100.0%

Donna Shatter (1)	Common	56,450,000(4)	11.75%

Wallace “Nick” Popravsky (2)	Common	34,500,005(5)	7.2%

James Parliament	Common	13,047,500	2.74%

5% Shareholders
North Atlantic Resources Ltd.	Common	65,228,126	13.70%

All Officers and Directors as	Common	224,561,631	45.99% (6)
a group (four persons):	Preferred	50,000,000	100.0%

(1)  Ms. Shatter is the mother of Clint Mytych.

(2)  Does not include the shares held by Mr. Popravsky’s son, Nicholas Popravsky (8,184,000 shares), and his daughter, Candice Horne (7,839,000 shares). These shareholders deny beneficial, dispositive and voting interest in each other’s stock.

(3) Includes 5,000,000 seven year options granted to this shareholder on December 19, 2008. The grants were made pursuant to the Company’s 2008 Equity Incentive Plan. Each option, when exercised, allows the option holder to purchase one share of the Company’s common stock at an exercise price of $0.01804 per share.

(4) Includes 4,200,000 seven year options granted to this shareholder on December 19, 2008. The grants were made pursuant to the Company’s 2008 Equity Incentive Plan. Each option, when exercised, allows the option holder to purchase one share of the Company’s common stock at an exercise price of $0.01804 per share.

(5) Includes 15,000,002 shares held by this shareholder’s wife, Debra Popravsky, and also includes 3,000,000 seven year options granted to this shareholder on December 19, 2008. The grants were made pursuant to the Company’s 2008 Equity Incentive Plan. Each option, when exercised, allows the option holder to purchase one share of the Company’s common stock at an exercise price of $0.01804 per share.

(6)  Combining his holdings of common and preferred stock, Mr. Mytych’s percentage ownership and voting privileges equal 19.83%, and the percentage ownership of all officers and directors as a group would equal 38.89%

EXECUTIVE COMPENSATION

The following table sets forth all compensation awarded to, paid to or earned by the following type of executive officers for each of the Company’s last two completed fiscal years: (i) individuals who served as, or acted in the capacity of, the Company’s principal executive officer for the fiscal year ended December 31, 2007; (ii) the Company’s two most highly compensated executive officers, other than the chief executive, who were serving as executive officers at the end of the fiscal year ended December 31, 2007; and (iii) up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the fiscal year ended December 31, 2007 (of which there were none). We refer to these individuals collectively as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation($)	Total ($)
Clint Mytych	2007	75,000	0	347,500	0	0	0	0	422,500
President	2006	75,000	0	332,800	0	0	0	0	407,800
Donna Shatter	2007	65,000	0	247,500	0	0	0	0	312,500
Operations	2006	65,000	0	247,000	0	0	0	0	312,500
V.P., Operations
Wallace “Nick”	2007	65,000	0	247,500	0	0	0	0	312,500
Popravsky, VP,	2006	65,000	0	78,500	0	0	0	0	143,500
Sales/Marketing

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding the unexercised and stock options that have not yet vested for each Named Executive Officer as of the end of the fiscal year ended December 31, 2007.  The shares indicated below give effect to the January 15, 2008, one for 20 reverse split, and the September 26, 2006, four to one forward split.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Clint Mytych	-	-	-	-	-	5,250,000	347,500	-	-
Donna Shatter	-	-	-	-	-	5,250,000	347,500	-	-
Wallace “Nick” Popravsky	-	-	-	-	-	5,250,000	347,500	-	-
James Parliament	-	-	-	-	-	0	0	-	-

Stock Option Plans and Option Grants in 2007

Through 2006 we had not adopted any Stock or Equity Option Plans and therefore there have been no option grants including to directors, officers, employees and consultants in 2006.  Subsequently, a plan has been approved by the board of directors and shareholders on September 10, 2008. See Stock Option Plans and Option Grants in 2008, below.

Aggregated Option Exercises in 2007 and Option Values at December 31, 2007

As of December 31, 2007, no options were granted or exercised.

Long-Term Incentive Plan Awards in 2007

None

Stock Option Plans and Option Grants in 2008

On September 10, 2008, our Board adopted and a majority of our shareholders approved the implementation of the Company’s 2008 Equity Incentive Plan in order to provide incentives to Directors, employees and others rendering services to the Company. This plan authorizes the granting of up to 20,000,000 qualified and non-qualified stock options to Officers, Directors, and consultants.

The only options granted to date under this plan occurred on December 19, 2008 to three officers/directors (See “Security Ownership of Certain Beneficial Owners and Management”, above,

footnotes 3, 4 and 5); each option shall vest (i.e. become exercisable) as to one (1) year following the applicable Date of Grant for Officers; and as to three (3) years following the applicable Date of Grant for anyone else. Each of the options granted to date has an exercise price of $0.01804 per share. The currently outstanding options will not vest and be exercisable until vesting on December 18, 2009.  The granted options have been deemed by the Company to have a value of approximately $0.0184 per option or a total of $220,088 to the recipients

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	12,200,000	$0.01804	7,800,000
Equity compensation plans not approved by security holders
TOTAL	12,200,000	$0.01804	7,800,000

Compensation of Directors

Members on our Board are not compensated (in cash or equity) for any services provided as directors.

Employment Agreements; Compensation

Clint Mytych serves as our Chief Executive Officer, President and Chairman of the Board on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Mytych for these services. Under our agreement with him, we agreed to pay to Mr. Mytych $75,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Mytych is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Mytych devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Donna Shatter serves as our Vice President of Operations, Secretary/Treasurer and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Ms. Shatter for these services. Under our agreement with her, we agreed to pay to Ms. Shatter $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. She is entitled to three weeks paid vacation. Ms. Shatter is available to us so that she may perform duties that may be assigned to her from time to time by our Board of Directors to the satisfaction of the Board. Ms. Shatter devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

Wallace “Nick” Popravsky serves as our Vice President of Sales and Marketing and Director on a non-exclusive basis. On March 15, 2006, we entered into five year agreement with Mr. Popravsky for these services. Under our agreement with him, we agreed to pay to Mr. Popravsky $65,000 per year and full medical insurance coverage including dental and optical coverage minimum. He is entitled to three weeks paid vacation. Mr. Popravsky is available to us so that he may perform duties that may be assigned to him from time to time by our Board of Directors to the satisfaction of the Board. Mr. Popravsky devotes an average of at least 40 hours per week to the Company. This Agreement can be terminated by us for cause or by either of us upon notice.

In addition to the above, Mr. James Parliament is employed as our Chief Financial Officer and a Director at the annual rate of $43,000. Mr. Parliament devotes 20-25 hours per week to the Company. Although we intend to enter into an employment contract with Mr. Parliament, we have not completed negotiations at this time. He currently receives the same benefits as the other Named Executives.

David DeAvila serves as our Director of Sales (a non-executive position) at the annual rate of $62,500 and full medical insurance coverage including dental and optical coverage minimum. Our arrangement with Mr. DeAvila was memorialized in a letter agreement by and between the parties dated January 3, 2008. He is also entitled to two weeks paid vacation. In addition, Mr. DeAvila will receive 1.5% of gross sales for 2008, and 5,000,000 shares of our common stock pro rated over 2008. To date, he has been issued 3,000,000 shares pursuant to his agreement.  He devotes at least 40 hours per week to the Company.

CHANGE IN CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of Eternal Image which may result in a change in control of Eternal Image.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The following action was taken based upon the unanimous recommendation of Eternal Image’s Board and the written consent of the consenting stockholders:

ACTION 1

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED COMMON STOCK AND PREFERRED STOCK

The Board and the consenting stockholders unanimously adopted and approved amendments to Eternal Image’s Articles of Incorporation to increase the number of shares of capital stock that the Company is authorized to issue to 800,000,000 and to increase the portion thereunder that is authorized for common stock, $.001 par value per share (“Common Stock”) to 750,000,000 shares and decrease the portion thereunder that is authorized for preferred stock, $.001 par value per share (“Preferred Stock”) to 50,000,000.

Currently, Eternal Image has 530,000,000 shares of common stock authorized, of which 476,114,477 shares are issued and outstanding as of the Record Date, and 220,000,000 shares of preferred stock authorized, 50,000,000 of which are issued and outstanding as of the record date.

The Authorized Shares Amendment will be implemented by filing the Certificate of Amendment of Articles of Incorporation with the Secretary of State of Delaware (the “Certificate of Amendment”). Under federal securities laws, the Certificate of Amendment will not be effective until at least 20 days after the furnishing (by regular mail and/or alternative distribution) of this Information Statement. Once Eternal Image files the Certificate of Amendment, Eternal Image will have (i) 750,000,000 shares of authorized shares of Common Stock, of which 273,885,523 will be available for future issuances; and (ii) 50,000,000 shares of authorized Preferred Stock all of which are currently outstanding.

The Board believes that it is advisable and in the best interests of Eternal Image to have available additional authorized but unissued shares of common stock  in an amount adequate to provide for Eternal Image’s future needs. The unissued shares of Common Stock  will be available for issuance from time to time as may be deemed advisable or required for various purposes, including the issuance of shares in connection with future financing or acquisition transactions and/or to possibly issue shares of common stock to existing noteholders of the Company who have indicated an interest to convert the debt into equity. The Board would be able to authorize the issuance of shares common stock for these transactions without the necessity, and related costs and delays, of either calling a special meeting of the stockholders or of waiting for the regularly scheduled annual meeting of stockholders in order to increase the authorized capital. If, in a particular transaction, stockholder approval were required by law or any stock exchanges or markets or were otherwise deemed advisable by the Board, then the matter would be referred to the stockholders for their approval notwithstanding that Eternal Image Eternal Image may have the requisite number of voting shares to consummate the transaction.

Except as indicated above regarding the possible conversion of debt to equity, Eternal Image has no present plans or commitments for the issuance or use of the proposed additional shares of common stock  in connection with any future financings. However, the Board believes that if an increase in the authorized number of shares of common stock  were to be postponed until a specific need arose, the delay and expense incident to obtaining the approval of Eternal Image’s stockholders at that time could significantly impair its ability to meet financing requirements or other objectives.

ADDITIONAL AND AVAILABLE INFORMATION

Eternal Image is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Eternal Image’s filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates.

STATEMENT OF ADDITIONAL INFORMATION

Eternal Image’s Registration Statement on Form SB-2, as amended on Form S-1, originally filed with the SEC on January 16, 2008 and Current Reports on Form 8-K, filed with the SEC on December 22, 2008 and January 6, 2009, respectively, have been incorporated herein by this reference.

Eternal Image will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by Eternal Image pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

COMPANY CONTACT INFORMATION

All inquiries regarding Eternal Image should be addressed to 28800 Orchard Lake Road, Suite 130, Farmington Hills, MI 48334, Tel: (248) 932-3333.